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                                                                   Exhibit 10.36

                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of June   , 2002
and is effective as of September 3, 2002 (the "Effective Date") by and between iPayment Holdings, Inc. a Tennessee Corporation (the "Company") and CLAY M. WHITSON ("Employee").

                              W I T N E S S E T H:

     WHEREAS, Employee is employed as the chief financial officer and treasurer of the Company,

     WHEREAS, the Company and Employee wish to memorialize their understanding of the terms of the Employee's employment with the Company, the financial obligations of the Company to the Employee, and to specify certain rights, responsibilities and duties of Employee;

     WHEREAS, the Company and Employee desire to memorialize their understanding of the rights, duties and responsibilities of the parties;

     NOW, THEREFORE, based upon the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                          ARTICLE I. RESPONSIBILITIES

     Employee is employed by Company to serve as chief financial officer and treasurer of the Company with the powers and responsibilities set forth for such position in the Bylaws of the Company and such other duties as be delegated or assigned by the Board of Directors of the Company. Employee accepts employment upon the terms set forth in this Agreement and will perform diligently to the best of his abilities those duties set forth in the Bylaws and in this Agreement in a manner that promotes the interests and goodwill of the Company. Employee will faithfully devote his best efforts and all his working time to and for the benefit of the Company; provided, however, that Employee may, at his option, devote reasonable time and attention to civic, charitable, business or social organizations or speaking engagements as he deems appropriate. Notwithstanding the foregoing, Employee may engage in passive investments so long as the same are passive and are not inconsistent with Employee's duty hereunder and do not involve the development, ownership, management or provision of merchant credit card authorization processing and settlement services, Automated Teller Machines, debit services, check guarantee services, payroll processing services, payment systems and related commerce, other than any current investment in any company that provides as its principle business electronic payment processing equipment.
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                            ARTICLE II. COMPENSATION

     SECTION 2.1 GENERAL TERMS.

     (a) Base compensation. For the twelve-month period beginning September 3, 2002, the Company shall provide basic compensation to the Employee at the rate of $276,000 payable in accordance with the Company's ordinary payroll policies. Thereafter, base compensation shall be continued for the term of Employee's employment, but the rate thereof shall be reviewed annually by the board of directors of the Company (the "Board") or the compensation committee of the Board. Any increases that are memorialized in the minutes of the Board shall be incorporated herein by reference without further action by the Employee or Company.

     (b) Bonus. Employee shall be paid each year a bonus of 50% of the amount specified in Section 2.1(a), provided that Employee has satisfactorily achieved the objective performance criteria that is established for Employee for each fiscal year of the Company. The Board shall reasonably determine whether Employee has achieved such performance objectives and shall authorize payment of the bonus no later than the January 31 following the end of the fiscal year for which the bonus applies. The Board may, in its sole discretion, authorize payment of a pro rata bonus for performance which is greater or lesser than the performance objectives that had been prescribed for any year, considering the actual performance of Employee, the business and financial condition of the Company and the operating results achieved. Upon the occurrence of a Change in Control (as defined in Section 7.2), however, the bonus amount paid for each fiscal year of the Company shall in all events be at least the amount of highest bonus that had been determined by the Board (whether or not paid to Employee prior to the Change in Control) during any of the three fiscal years that precede the Change in Control.

     SECTION 2.2 REIMBURSEMENT. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, communications, entertainment of business associates and similar expenses. The Company will reimburse Employee for all reasonable, documented expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

     SECTION 2.3 EMPLOYEE BENEFITS.

     (a) General. During the term of this Agreement, Company shall provide Employee with employee and fringe benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, including, without limitation, health and disability benefits. Provided, however, that nothing in this Agreement shall require the Company to maintain such plans or programs nor prohibit the Company from terminating, amending or modifying such plans and programs, as the Company, in its sole discretion, may deem advisable. In all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such

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plans and programs, the rights and benefits of Employee shall be governed solely by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto. Nothing in this Agreement shall be deemed to amend or modify any such plan or program.

     To the extent required by any plan, Employee's participation in the plan or its benefits may be contingent upon an employee contribution or salary reduction agreement. Failure of Employee to make such required contribution or execute a salary reduction agreement will result in Employee not participating or benefiting under said plan for the applicable plan year. Any employee contribution, through a salary reduction agreement or otherwise, which Employee is required or permitted to make shall be paid out of Employee's salary or if the plan so permits, his bonus, if any.

     (b) Life Insurance Death Benefits. Company shall provide Employee with an appropriate life insurance policy that pays a death benefit to the beneficiaries named by Employee in an amount equal to $20,000. Such life insurance shall be, at the Company's sole discretion, either an individual policy or group policy, as reasonably available. The Company's obligation to provide such life insurance policy is contingent upon the Employee's insurability. Employee agrees to submit to any physical examination by a physician if required as part of life insurance application process. In the event of Employee's death during the term of this Agreement, the Company shall provide to Employee's spouse and dependent children, at the expense of the Company and for a period of 12 months after Employee's death, medical and dental benefits comparable to those provided by the terms and conditions of the Company's then existing medical and dental benefit plans, if any. Thereafter, the Company will extend continuation coverage benefits to Employee's spouse and dependent children, as required under federal or state law (i.e., COBRA) upon the loss of coverage occurring at the expiration of the 12 month term.

     (c) Vacation Leave. The Company and Employee acknowledge and agree that Employee shall be entitled to receive five weeks' paid vacation time during the calendar year for the term of this Agreement. The Company and Employee further acknowledge and agree that subsequent vacation levels may be modified by the mutual agreement of the parties to this Agreement.

                                  ARTICLE III.
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     SECTION 3.1 DEFINITIONS. For purposes of this Agreement, "Confidential Information" is any data or information that is unique to the Company, proprietary, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's business plan, customers, prospective customers ("prospective customers" is understood to mean those potential customers with whom or with which the Company is engaged in active discussion about a business relationship), training manuals, product development plans, bidding and pricing procedures, market plans and strategies, business plans and projections, internal performance statistics, financial data, confidential information concerning employees of the Company, operational or administrative plans, policy manuals, terms and conditions of contracts and agreements, and all similar information related to the business of the Company's customers or potential customers or suppliers, other than information that is publicly available. The term "Confidential Information" shall not

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apply to information which is (i) already in Employee's possession (unless such information was obtained by Employee from the Company in the course of Employee's employment by the Company); (ii) received by Employee from a third party with no restriction on disclosure or (iii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction.

     SECTION 3.2 USE AND DISCLOSURE. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its affiliates. Except as required to perform Employee's duties as an employee of the Company, and during the period that Employee is employed by the Company, or until such sooner time that any item described in Section
3.1 ceases to be Confidential Information through no act of Employee in violation of this Agreement, Employee will not use or disclose any Confidential Information of the Company.

                           ARTICLE IV. NONCOMPETITION

     SECTION 4.1 RESTRICTION. In consideration for the benefits Employee is receiving hereunder, Employee hereby acknowledges, and for other good and valuable consideration, agrees that during the period beginning on the date hereof and ending with the termination of Employee's employment with the Company under any of the circumstances described in Section 6.1, Employee directly or indirectly, shall not (i) compete with the Company to provide merchant credit card authorization processing and settlement services, Automated Teller Machines, debit services, check guarantee services, payroll processing services, payment systems and related commerce, other than through any current passive investment in any company that provides as its principle business electronic payment processing equipment to any of the customers or clients of the Company wherever located who are either customers or clients of the Company or who have been identified as potential customers or clients of the Company as of the termination of Employee's employment; (ii) solicit or hire any employee of the Company; or (iii) interfere with, disrupt or attempt to disrupt any past, present or prospective business relationship, contractual or otherwise related to or arising from any merchant account or any agreement, relationship or contractual arrangement between the Company and any merchant provided, however, nothing herein shall prevent Employee from contracting with any such merchant in a manner that does not interfere with, disrupt or attempt to disrupt any contractual relationship between such person and the Company.

     SECTION 4.2 REMEDIES. Employee agrees and acknowledges that the violation of the covenants in this Section 4.1 would cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation would be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief or other equitable relief without the necessity of proving actual damages. Employee represents that enforcement of a remedy by way of injunction will not prevent him from earning a livelihood. Employee further represents and admits that time periods contained in Section 4.1 are reasonably necessary to protect the interests of the Company and would not unfairly or unreasonably restrict Employee. Such relief shall be in addition to any other remedies available to Company, including specifically without intending any limitation, the recovery of damages.

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     SECTION 4.3 REFORMATION AND SEVERANCE. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Employee, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction to the remaining portion of the business activities not so severed by such judicial authority.

                          ARTICLE V. TERM OF AGREEMENT

     This Agreement shall continue in full force and effect for a period of one
(1) year commencing on the Effective Date. At the beginning of each month after the Effective Date, the term of this Agreement shall automatically be extended for an additional month so that the term of the Agreement on such date is a period of 12 months.

                            ARTICLE VI. TERMINATION

     SECTION 6.1 TERMINATION. Employee's employment hereunder will terminate prior to the time set forth in Article V hereof upon the occurrence of the following events:

     (a) By Company Without Cause. The Company may terminate this Agreement at any time prior to a Change in Control (as defined in Section 7.2) without cause upon written notice to Employee. At the time of such termination, Company will pay to Employee the amount of compensation determined under Section 2.1 for the term of the Agreement, as determined under Article V, provided that any partial month remaining in the term of the Agreement shall be treated as a full month. In addition, Employee shall receive any bonuses that have been earned under
Section 2.1(b) but have not been paid, and shall be entitled to exercise any shares issued to the Employee pursuant to the Stock Option Agreement dated May 1, 2002, a copy of which is attached hereto as Exhibit 6.1(a). Employee also shall be entitled to receive expense reimbursements under Section 2.2 hereof for expenses incurred in the performance of his duties prior to termination. After the occurrence of a Change in Control, Employee will receive the amounts specified in Section 7.1 upon termination of this Agreement by the Company without cause. A termination of this Agreement without cause will be deemed to occur if the Company provides written notice of such to the Employee, or otherwise prevents the Employee from performing his duties hereunder, unless termination of this Agreement is due to the circumstances described in any other paragraph of this Section 6.1.

     (b) By Employee Without Cause. Employee may terminate this Agreement at any time without cause upon written notice. At the time of such termination, Company will pay to Employee the amount of compensation determined under Section 2.1, such amounts to be adjusted pro rata for the portion of the term of the Agreement completed on the date of termination. Employee shall also


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be entitled to reimbursement pursuant to Section 2.2 for expenses incurred in the performance of his duties hereunder prior to termination.

     (c) By Company With Cause. This Agreement may be terminated by Company at any time upon written notice for any of the following reasons:

     I. conviction of the Employee for a felony which in the reasonable judgment of the Board materially affects Employee's ability to perform his duties pursuant to this Agreement;

     II. commission by Employee of an act of fraud, embezzlement, or material dishonesty against the Company or its affiliates;

     III. intentional neglect of or material inattention to Employee's duties, which neglect or inattention remains uncorrected for more than 30 days following written notice from the Board detailing the Board's concern; or

     IV. the Employee taking any actions which would have a material detrimental effect on the Company or its affiliates or in any way materially harm the reputation of the Company or its affiliates, and such actions are not cured within thirty days of the Employee receiving written notification thereof.

At the time of such termination, Company will pay to Employee the amount of compensation determined under Section 2.1(a), such amounts to be adjusted pro rata for the portion of the term of the Agreement completed on the date of termination. Employee shall also be entitled to reimbursement pursuant to
Section 2.2 for expenses incurred in the performance of his duties hereunder prior to termination.

     (d) Termination on Death. In the event of Employee's death, this Agreement will be deemed to have terminated on the date of his death. At the time of such termination, Company will pay to the testamentary trusts created by Employee's will, or if there are no such trusts, to his estate, the amount of compensation determined under Section 2.1 that is in effect at the time of termination, such amount to be adjusted pro rata for the portion of the term of the Agreement completed on the date of termination. Company will additionally make a one-time payment in an amount equal to 50% of the annual amount payable under Section 2.1(a) at the time of Employee's death. Company shall also pay to such testamentary trusts or Employee's estate reimbursement pursuant to Section 2.2 for expenses incurred in the performance of his duties hereunder prior to termination.

     (c) Termination on Disability. This Agreement will terminate immediately in the event Employee becomes physically or mentally disabled. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days. At the time of such termination, Company will pay to Employee the amount of compensation determined under Section 2.1 that is in effect at the time of termination, such amount to be adjusted pro rata for



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the portion of the term of the Agreement completed on the date of termination.
In addition, Employee shall, on the date of such termination, be entitled to receive a one-time payment in an amount equal to 50% of the annual amount payable under Section 2.1(a) at the time of termination. Employee shall also be entitled to reimbursement pursuant to Section 2.2 for expenses incurred in the performance of his duties hereunder prior to termination.

     (f) By Employee With Cause. Employee may upon 10 days prior written notice terminate this Agreement for reason of cause. At the time of such termination, Company shall continue to pay salary to Employee at the periodic rate that is in effect at the time of notice pursuant to Section 2.1 for the term of the Agreement until the effective date of termination. In addition, Company will pay to Employee the payments described in Section 7.1 and all expense reimbursements under Section 2.2 for expenses incurred in the performance of his duties prior to and contemporaneously with termination, shall be entitled to exercise any shares issued to the Employee pursuant to the Stock Option Agreement dated May 1, 2002, a copy of which is attached hereto as Exhibit 6.1(a). Termination for "cause" for purposes of this Section 6.1(f), is a termination of employment following a Change in Control (defined in Section 7.2) under any of the following circumstances:

     I. A material adverse alteration in Employee's position, responsibilities or status from that which was in effect immediately prior to the Change in Control;

     II.  A reduction in Employee's compensation that is payable pursuant to
          Section 2.1 or a substantial reduction in benefits provided to Employee that are described in Section 2.3, as such amounts are in effect immediately prior to the Change in Control.

     III. Relocation of Employee to a location that is more than 35 miles from the location of the Company's headquarters on the date this Agreement is executed.

     SECTION 6.2 CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

     (a) Gross Up Payment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by or on behalf of the Company to or for the benefit of Employee as a result of a Change In Control (as defined in Section 7.2) (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6.2 (a "Payment")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.


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     (b) Tax Opinion. Subject to the provisions of Section 6.2(c), all determinations required to be made under this Section 6.2, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or law firm selected by the Company (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by Employee unless it delivers to Employee a written opinion (the "Accounting Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with Employee's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on Employee. All fees and expenses of the Tax Firm shall be borne solely by the Company. Within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Section 6.2, shall provide to the Company and Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Accounting Opinion to Employee. Any Gross-Up Payment, as determined pursuant to this Section 6.2, shall be paid by the Company to Employee within fifteen days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section 6.2, any determination by the Tax Firm shall be binding upon the Company and Employee; provided, however, that Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Accounting Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 6.2(c) that Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee. In determining the reasonableness of Tax Firm's determinations hereunder, and the effect thereof, Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and Employee's tax counsel. Tax Firm's determinations hereunder, and the Accounting Opinion, shall not be deemed reasonable until Employee's reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

     (c) Notice of IRS Claim. Employee shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after Employee actually receives notice in writing of such claim and shall appraise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of Employee to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to Employee under this Section 6.2 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company


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(or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall do all of the following:

          I. give the Company any information reasonably requested by the Company relating to such claim;

          II. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Employee;

          III. cooperate with the Company in good faith in order effectively to contest such claim;

          IV. if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6.2, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) Right to Tax Refund. If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 6.2 Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 6.2(c)) promptly pay to the Company the amount of such refund (together with any interest paid or

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credited thereon after taxes applicable thereto). If, after the receipt by
Employee of an amount advanced by the Company pursuant to Section 6.2(c), a determination is made that Employee is not entitled to a refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               ARTICLE VII. CHANGE IN CONTROL TERMINATION PAYMENT

SECTION 7.1 TERMINATION PAYMENT.

     (a)  Amount.   Notwithstanding anything to the contrary contained in
Article VI hereof, if within the 3 month period following a Change in Control (as defined in Section 7.2), Employee's employment with the Company terminates for any reason, other than the circumstances described in Section 6.1(c), Company will pay Employee the Gross-up Payment as described in Section 6.2, and a lump sum payment (the "Termination Payment") which is the sum of the following:

     I. Three times Employee's annual base compensation determined by reference to his base salary in effect at the time of Change In Control.

     II.  Three times the highest annual bonus described in Section 2.1(b).

     III. Continuation of benefits described in Section 2.3 for a period of three years following termination of employment.

     IV.  A one time severance payment of $80,000.

     (b)  Time for Payment; Interest.   The Termination Payment made under this
Section 7.1 shall be paid to Employee in a single lump sum within ten days following the date of termination. The Company's obligation to pay to Employee any amounts under this Section 7.1, including without limitation the Termination Payment and any Gross-Up Payment due under Section 6.2, will bear interest at the prime rate as quoted in The Wall Street Journal plus 2%, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded annually.

     SECTION 7.2 CHANGE IN CONTROL. A Change In Control will be deemed to have occurred for purposes hereof, if:

     (a) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, other than a trustee or other fiduciary holding securities under an employee benefit plan of Company or a corporation controlling the Company or owned directly or indirectly by the stockholders of Company in substantially the same proportions as their ownership of Company stock, becomes the "beneficial owner" (as defined in SEC Rule 13d-

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3), directly or indirectly, of securities of Company representing more than 40%
of the total voting power represented by Company's then outstanding Voting Securities (as defined below), or

     (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

     (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities) more than 65% of the total voting power represented by the Voting Securities outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by Company of all or substantially all of its assets. For purposes of this section "Voting Securities" shall mean any securities of Company or its survivor which vote generally in the election of its directors.

     SECTION 7.3 NO RIGHT TO CONTINUED EMPLOYMENT. This Article VII will not give Employee any right of continued employment or any right to compensation or benefits from the Company except the rights specifically stated herein.

     SECTION 7.4 ARBITRATION. Any dispute arising under this Article VII will be resolved in the manner provided in Article VIII.

                           ARTICLE VIII. ARBITRATION

     SECTION 8.1 SCOPE. The Company and Employee acknowledge and agree that any claim or controversy arising out of or relating to Article VII of this Agreement shall be settled by non-binding arbitration in Nashville, Tennessee, in accordance with the National Rules of the American Arbitration Association for the Resolution of Employment Disputes in effect on the date of the event giving rise to the claim or controversy. The Company and Employee further acknowledge and agree that either party must request arbitration of any claim or controversy within 60 days of the date of the event giving rise to the claim or controversy by giving written notice of the party's request for arbitration. Failure to give notice of any claim of controversy within 60 days of the event giving rise to the claim or controversy shall constitute waiver of the claim or controversy.

     SECTION 8.2 PROCEDURES. All claims or controversies subject to arbitration shall be submitted to arbitration within six months from the date that a written notice of request for arbitration is effective. All claims or controversies shall be resolved by a panel of three arbitrators who are licensed to practice law in the State of Tennessee and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance

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with the National Rules of the American Arbitration Association for the
Resolution of Employment Disputes in effect at the time the claim or controversy arises. Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within 30 days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceedings. Employee and the Company acknowledge and agree that the Company will bear the cost of the arbitration proceeding, including any stenographic recording, and each party shall be responsible for paying its own attorneys' fees, if any, unless the arbitrators determine otherwise.

     SECTION 8.3 ENFORCEMENT. The Company and Employee acknowledge and agree that the arbitration provisions in this Agreement may be specifically enforced by either party, and that submission to arbitration proceedings may be compelled by any court of competent jurisdiction. The Company and Employee further acknowledge and agree that the decision of the arbitrators may be specifically enforced by either party in any court of competent jurisdiction.

     SECTION 8.4 LIMITATIONS. Notwithstanding the arbitration provisions set forth herein, Employee and the Company acknowledge and agree that nothing in this Agreement shall be construed to require the arbitration of any claim or controversy arising under Articles III or IV of this Agreement, nor shall anything in this Agreement be construed to require the arbitration of any claim or controversy arising under Section 6.2 of this Agreement, as the Accounting Opinion provided pursuant to such section is final and binding upon the parties. These provisions shall be enforceable by any court of competent jurisdiction and shall not be subject to arbitration except by mutual written consent of the parties signed after the dispute arises, any such consent, and the terms and conditions thereof, then becoming binding on the parties. Employee and the Company further acknowledge and agree that nothing in this Agreement shall be construed to require arbitration of any claim for workers' compensation or unemployment compensation.

                           ARTICLE IX. GENERAL TERMS

     SECTION 9.1 NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if sent by overnight courier or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:

     If to the Company to:
     iPayment Holdings, Inc.
     30 Burton Hills, Suite 520
     Nashville, TN 37215
     Attn: Greg Daily

     If to Employee, to:
     Clay M. Whitson

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     SECTION 9.2 WITHHOLDING; NO OFFSET. All payments required to be made by the
Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person, except as required by law. Nothing in this Section shall be construed to reduce Employee's right to payments described in Section 6.2.

     SECTION 9.3 ENTIRE AGREEMENT; MODIFICATION. This Agreement and its Attachments constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

     SECTION 9.4 AMENDMENT. The covenants or provisions of this Agreement may not be modified by an subsequent agreement unless the modifying agreement: (i) is in writing; (ii) contains an express provision referencing this Agreement;
(iii) is signed and executed on behalf of the Company by an officer of the Company other than Employee; (iv) is approved by resolution of the Board; and
(v) is signed by Employee.

     SECTION 9.5 LEGAL CONSULTATION. Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

     SECTION 9.6 CHOICE OF LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Tennessee, without regard to its choice of law principles.

     SECTION 9.7 SUCCESSORS AND ASSIGNS. The obligations, duties and responsibilities of Employee under this Agreement are personal and shall not be assignable. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors or legal representatives.

     SECTION 9.8 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

     SECTION 9.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.

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     SECTION 9.10 REMEDIES. The parties hereto acknowledge and agree that upon any breach by Employee of his obligations under either of Articles III and IV hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

     SECTION 9.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

     SECTION 9.12 COMPANY. The term Company shall mean iPayment Holdings, Inc. and any affiliate or other entity in which the Company owns, directly or indirectly, more than a 50% interest.

     SECTION 9.13 MISCELLANEOUS. In the event that during the term of this Agreement the Company's common class of equity securities becomes traded on an exchange or through a Nasdaq market system, the Employee may be entitled to receive, in the sole discretion of the Board of Directors, 100,000 stock options to purchase shares of the Company's Common Stock pursuant to the Company's existing and future stock option plans.

     SECTION 9.14 MOVING EXPENSES. The Company hereby agrees to reimburse the Employee up to $40,000 for all moving expenses associated with the Employee (and his family's) move to Nashville, Tennessee. The Employee shall submit such receipts pursuant to the Company's existing reimbursement procedures.

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     IN WITNESS WHEREOF, Company and Employee have caused this Agreement to be executed on the day and year indicated below to be effective on the day and year first written above.

EMPLOYEE:

/s/ Clay M. Whitson
-----------------------------------
CLAY M. WHITSON

COMPANY:

iPayment Holdings, Inc.

By: /s/ Greg Daily
-----------------------------------

Its:     CEO
-----------------------------------


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